UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 30, 2004 (December 27, 2004)

ACCURIDE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	333-50239	61-1109077
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7140 Office Circle, Evansville, IN		47715
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (812) 962-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 24, 2004, Accuride Corporation (“Accuride”), Amber Acquisition Corp., a wholly-owned subsidiary of Accuride (“Merger Sub”), Transportation Technologies Industries, Inc. (“TTI”), the persons listed on Annex I to the Merger Agreement (as defined herein) (the “Signing Stockholders”), and Andrew Weller, Jay Bloom and Mark Dalton, as the Company Stockholder Representatives, entered into an Agreement and Plan of Merger (the “Merger Agreement”).  Pursuant to, and subject to the terms and conditions contained in, the Merger Agreement, Accuride will acquire TTI through the merger of Merger Sub with and into TTI, with TTI continuing as the surviving corporation (the “Merger”).

At the effective time of and as a result of the Merger, (i) each share of TTI common stock, Series D Preferred Stock and Series E Preferred Stock will be converted into the right to receive a number of shares of Accuride common stock equal to the applicable exchange ratio specified in the Merger Agreement, (ii) each share of Series A Preferred Stock and Series C Preferred Stock will be converted into the right to receive a number of shares of Accuride common stock equal to the applicable exchange ratio specified in the Merger Agreement and the right to receive a certain number of additional shares of Accuride common stock contingent upon the occurrence of certain events, (iii) all shares of common stock and preferred stock held in the treasury of TTI, or any of its subsidiaries, will be cancelled and retired, (iv) each outstanding option to purchase TTI common stock will be terminated and (v) each outstanding warrant to purchase TTI common stock will be terminated.  Certain holders of TTI’s common stock and preferred stock will receive cash in lieu of shares of Accuride common stock.  The number of shares of common stock to be issued by Accuride to holders of preferred and common stock of TTI in connection with the Merger is 14,496, plus up to 2,026 shares upon the achievement of certain performance goals.

Following the effective time of the Merger, Accuride will have a 7-member board of directors, which will include a total of four current Accuride directors and three current directors of TTI, who initially will be Jay Bloom, Mark Dalton and Andy Weller.  Terry Keating, Accuride’s current President and Chief Executive Officer, will serve as President and Chief Executive Officer of the combined company.  Mr. Keating will be joined by Mr. Weller, current President and Chief Executive Officer of TTI who will serve as Executive Vice President of Accuride in charge of TTI Operations and Integration.  John Murphy will continue to serve as Chief Financial Officer of Accuride following the Merger.

The Merger Agreement contains customary representations, warranties and covenants.  The consummation of the Merger is contingent upon the restructuring of the debt of Accuride and TTI and other customary closing conditions.

The Merger has been approved by the boards of directors of both companies and all of the stockholders of TTI.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as an exhibit to this report.

Item 7.01 Regulation FD Disclosure.

A copy of the press release announcing the signing of the Merger Agreement, attached hereto as Exhibit 99.1, is being furnished pursuant to Regulation FD and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

2.1

Agreement and Plan of Merger, dated as of December 24, 2004, by and among Accuride Corporation, Amber Acquisition Corp., Transportation Technologies Industries, Inc. , certain signing stockholders and the Company Stockholders Representatives

	99.1	Press Release, dated December 27, 2004, entitled “Accuride Corporation Signs Agreement to Acquire Transportation Technologies Industries, Inc.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURIDE CORPORATION

Date:	December 30, 2004	/s/ John R. Murphy
John R. Murphy
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1

Agreement and Plan of Merger, dated as of December 24, 2004, by and among Accuride Corporation, Amber Acquisition Corp., Transportation Technologies Industries, Inc. , certain signing stockholders and the Company Stockholders Representatives

99.1	Press Release, dated December 27, 2004, entitled “Accuride Corporation Signs Agreement to Acquire Transportation Technologies Industries, Inc.”